REPRESENTATION AGREEMENT

This Representation Agreement (“Agreement”) is entered into as of _______________, 2014, by and between Rightscorp, Inc., a Delaware corporation (“Rightscorp”) located at 3100 Donald Douglas Loop North, Santa Monica CA 90405 and ________________________ located at ____ ____________________________________________________(hereinafter, “You” or “Your”).

Background of Agreement

A.	Rightscorp is in the business of identifying and monitoring illegal downloads of copyrighted content, forwarding Digital Millennium Copyright Act (“DMCA”) notices, and providing a settlement collections model for copyright owners and administrators for online peer-to-peer (“P2P”) infringements of their content.

B.	You own or control copyrights in and to certain content and desire to appoint Rightscorp as Your exclusive representative and agent within the Territory and during the Term to monitor infringements resulting from unauthorized downloads and uploads by individual infringers (each an “Infringer”) on P2P networks (each an “Infringement”) via the internet of Protected Copyrights (as defined below), to collect data regarding such infringements, to offer Settlements to Infringers on Your behalf, and to collect all monies paid in settlement thereof.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	You hereby appoint and authorize Rightscorp as your agent throughout the universe (the “Territory”) solely to monitor the Internet for Infringements by Infringers of your owned and/or controlled copyrights in and to the copyrights set forth on the attached Schedule A (“Protected Copyrights”) (which may be amended from time to time in Your sole discretion via an addendum to Schedule A, to be sent by You to Rightscorp) and to do the following:

a.	Collect data as to Infringements of the Protected Copyrights;

b.	Send notices (including, without limitation, DMCA notices and takedown letters in the form required by law, if appropriate) to the Internet Service Providers (“ISPs”) of infringements by the Infringers, and to negotiate settlements on Your behalf to each Infringer for each identified Infringement of the Protected Copyrights (each a “Settlement”);

c.	Collect all amounts from Settlements; and

d.	Pay You fifty percent (50%) of the Net Revenues collected by Rightscorp, payable pursuant to Paragraph 6, below. “Net Revenues” shall mean the gross settlement Rightscorp actually receives from Infringers (“Gross Collection Amount”), less fees actually paid to third parties for credit card processing transaction fees, but in no event less than 96% of Gross Collection Amounts. Rightscorp shall hold in trust for You Your share of Net Revenues hereunder.

e.	For the avoidance of doubt, You reserve the exclusive right to settle, agree, collect or pursue infringements of Protected Copyrights other than by individual infringers, including, without limitation, agreements with companies and other entities or groups and class-action or industry-wide agreements or settlements with the understanding that no documentation or evidence supplied by Rightscorp may be used in a legal proceeding unless and until You and Rightscorp, after good faith discussions, agree as to a reasonable fixed fee or reasonable percentage split of any award. Both parties acknowledge that the copyright to infringement data supplied by Rightscorp resides with Rightscorp.

2.	This Agreement shall continue for a period of one (1) year and automatically renew in one (1) month increments, unless You exercise the right to terminate for any reason upon thirty (30) days prior written notice (the “Term”). The parties agree and acknowledge that no representations, warranties, estimates, or predictions have been made by or on behalf of Rightscorp as to the success of the services provided herein or the extent that it will generate Settlements, if any.

3.	a. You represent that You legally own, control and/or administer the share of the Protected Copyrights, as specified on Schedule A. For the avoidance of doubt, Protected Copyrights shall refer specifically only to the share represented by You, and Rightscorp’ authorization hereunder shall apply solely to such share.

b. Rightscorp warrants and represents that it has not entered into and shall not enter into any agreement with a third party that contains provisions materially more favorable to such third party than those applicable to You hereunder. In the event that Rightscorp agrees to any such materially more favorable provisions in a third-party agreement, Rightscorp will make reasonable efforts to notify You of such more favorable provisions and, at Your election, such materially more favorable provisions shall be deemed incorporated into this agreement, prospectively from the date of that third-party agreement.

4.	You may consent to adding additional Protected Copyrights to Schedule A or deleting Protected Copyrights from Schedule A in writing (via facsimile, mail or e-mail) requesting such action, and Rightscorp shall timely confirm each modification to the Protected Copyrights upon receipt of any such writing.

5.	Except as set forth in this Agreement, during the Term Rightscorp shall have the exclusive right to collect settlements that Rightscorp has successfully identified, negotiated and settled for Infringements of the Protected Copyrights on P2P Networks. It is contemplated that Rightscorp shall collect Settlements of $20.00 for each Infringement, but Rightscorp may accept lower (or higher) amounts in settlement if in the reasonable judgment of Rightscorp, accepting such lower (or higher) amount is a prudent business decision. You acknowledge and agree that Rightscorp often offers incentives (in the form of reduced settlement amounts) to Infringers that are guilty of multiple Infringements.

6.	Rightscorp shall send You quarterly reports setting forth the Gross Collection Amount for each Protected Copyright, the deductions therefrom and the Net Revenues due You. Payments shall be made on a quarterly basis, with payment being made within forty-five (45) days after the end of each quarterly period. Rightscorp shall keep complete, detailed, and accurate books and records of all Gross Collection Amounts and all deductions therefrom resulting in Net Revenues, during the Term, as well as any amounts received after the Term. Rightscorp shall continue to make quarterly payments of Net Revenues to You on any amounts that are received pursuant to this Agreement after the Term. You shall have the right to inspect, examine, and copy Rightscorp’s books and records (an “Audit”), with respect to any statement received by you during the Term and for thirty-six (36) months thereafter, (the “Audit Period”). You may conduct an Audit: (1) At any time within thirty-six (36) months following the receipt by You of a statement from Rightscorp during the Audit Period; (2) only with reasonable, advance written notice to Rightscorp; (3) only for the purpose of verifying the amounts collected and due to You hereunder; (4) only once with respect to each statement; (5) during regular business hours at Rightscorp’ normal place of business; (6) at Your sole cost and expense provided, however, that if any such audit reveals any underpayment of Net Revenues in connection with amounts owed of five percent (5%) or more, then Rightscorp shall pay all of Your reasonable auditing expenses.

7.	You recognize that Rightscorp is providing the service described herein to You on a non-exclusive basis, and accordingly, Rightscorp may perform for others services that are similar or identical to the service provided to You under this Agreement, and this Agreement does not prevent Rightscorp from providing such services or developing materials that are competitive with those developed or provided hereunder regardless of any similarity to the service provided herein.

8.	You hereby represent, warrant and covenant that, with respect to this Agreement: (i) the execution, delivery, and performance by You of this Agreement has been or as of the date of execution will have been, duly authorized by all necessary corporate or other required action; (ii) the individual executing such documents on Your behalf was duly authorized to do so; (iii) the Agreement constitutes a legal, valid, and binding agreement and is enforceable in accordance with its terms; and (iv) the Protected Copyrights, to the best of Your knowledge, do not violate, misappropriate, or infringe upon the intellectual property or other rights of any third party.

9.	This Agreement has been entered into in the State of California, and the validity, interpretation, and legal effect of this Agreement shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely within the State of California. The state courts of the State of California in Los Angeles County, and the federal courts for the Central District of California, shall have sole and exclusive jurisdiction and venue of any and all controversies regarding or arising from this Agreement (a “Related Action”). Any Related Action will be brought in those courts, and not elsewhere. In connection with any Related Action, the parties hereto expressly consent to personal jurisdiction in the State of California and hereby agree to waive any objections based upon lack of personal jurisdiction, lack of subject matter jurisdiction, forum non conveniens or any similar grounds.

10.	This Agreement contains the entire understanding and agreement between the parties hereto with respect to the subject matter and supersedes any prior or contemporaneous written or oral agreements, representations, understandings, or warranties between them. No change, modification, waiver, discharge, amendment, or addition to this Agreement shall be binding unless it is in writing and signed by the parties hereto.

11.	The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

12.	No delay, forbearance, or neglect by either party in the enforcement of any of the conditions, rights or remedies provided for in this Agreement shall constitute a waiver thereof in any instance or for the future.

13.	This Agreement may be executed in any number of counterparts each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute a single document. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission, copy or scan of the original documents shall be as effective and enforceable as the original.

14.	Any notice given under this Agreement shall be addressed to the parties at their respective addresses as first set forth hereinabove and shall be sufficient if in writing and if personally delivered, or if sent registered or certified mail, return receipt requested, or by reputable overnight courier with proof of delivery, to the following addresses (or at such other addresses as the Parties may designate in writing), all notices shall be deemed given when sent except that a notice of change of address shall only be effective upon its receipt. Copies of all notices sent hereunder shall be sent as follows, provided that a failure to send any such copy shall not impair the effectiveness of the notice delivered:

If to You: As first above written.	If to Rightscorp: As first above written.

Rightscorp and its personnel or agents, in performance of this Agreement, are acting as independent contractors and not as employees or agents of You. Under no circumstance will either party have the right or authority to enter into any contracts or assume any obligations for the other or to give any warranty to or make any representation on behalf of the other, except as expressly set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement in Los Angeles, California as of the date set forth above.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
Rightscorp, Inc.

By:	By:
Christopher Sabec

Title:	Title:	CEO

Date:	Date: